Exhibit 99.1

CISO Global In Compliance with Nasdaq Bid Price Listing Requirement

Scottsdale, Ariz. March 26, 2024 – CISO Global (NASDAQCM: CISO), an industry leader in proprietary software, managed cybersecurity and compliance, announced that as of March 22, 2024, the Nasdaq Stock Market (“Nasdaq”) confirmed that the Company has sufficiently demonstrated compliance with the bid price requirement in Nasdaq Listing Rule 5550(a)(2) (“Bid Price Rule”). CISO Global enacted a reverse split effective on March 8, 2024, and maintained a share price in excess of $1.00 per share for the following 10 consecutive trading days.

The Company’s March 26, 2024, scheduled hearing before the Nasdaq Hearing Panel has been cancelled.

About CISO Global

CISO Global (NASDAQCM: CISO), based in Scottsdale, Arizona, is a Top #25 managed cybersecurity and compliance services provider that is delivering innovative solutions through its newly developed AI and ML-powered product portfolio. The company protects the most demanding businesses and government organizations against continuing and emerging security threats and ensures their compliance obligations are being met. For more information about the company, visit CISO Global on LinkedIn, X or at www.ciso.inc.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our ability to remain compliant with Nasdaq’s continued listing rules. These forward-looking statements are based on our current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievements to materially differ from those expressed or implied by these forward-looking statements. A detailed discussion of these factors and other risks that affect our business is included in filings we make with the Securities and Exchange Commission (SEC) from time to time, including our most recent annual report on Form 10-K, particularly under the heading “Risk Factors.” Copies of these filings are available online from the SEC or on the SEC Filings section of our Investor Relations website at www.ciso.inc. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements in light of new information or future events.

Media Inquiries:

Janet Brumfield

Ideal PR+ for CISO Global

614.582.9636

janet@idealprplus.com